Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Salt Blockchain, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the above named entity dated February 24, 2023, and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Friedman LLP

East Hanover, New Jersey